GENERAL RELEASE AND SETTLEMENT AGREEMENT

THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT (“Agreement”), which shall be deemed effective upon full execution by each of the signatories between, on one hand, Nu Horizons Electronics Corporation (“Nu Horizons”); and on the other hand, Lazar, Levine & Felix, LLP, Nazeleen Sataur, Amiram Bielory, Michael Dinkes, and ParenteBeard LLC  (collectively “the LLF Parties”).

RECITALS

WHEREAS, Nu Horizons is the Claimant and the LLF Parties are the Respondents in an arbitration proceeding with the American Arbitration Association (“AAA Action”), No. 131 07 Y 00118109;

WHEREAS, all the Respondents in the AAA Action have generally denied liability; and

WHEREAS, the Claimant and the Respondents in the AAA action desire to resolve all claims that were asserted or could have been asserted in the AAA Action, without the cost, uncertainty, and delay of further litigation.

NOW, THEREFORE, in consideration of the respective covenants, undertakings, representations and conditions hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1.   Payment to Nu Horizons.  The LLF Parties shall cause to be paid, on or before October 4, 2010, to Nu Horizons the total sum of one million nine hundred thousand United States Dollars ($1.9 million) in immediately available funds (the “Settlement Payment”).

2.   Releases.

(a)   Upon receipt of the Settlement Payment, Nu Horizons and its past and present shareholders, subsidiaries, affiliates, agents, employees, officers, attorneys, successors and assigns (the “Nu Horizons Releasing Entities”), absolutely and forever discharge and release each and all of the LLF Parties, together with each of their past and present shareholders, subsidiaries, affiliates, agents, employees, officers, attorneys, insurers, successors and assigns of and from any and all claims, actions, causes of action, proceedings, contracts, judgments, obligations, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, trespasses, damages, demands, agreements, promises, liabilities, controversies, costs, expenses, attorneys’ fees and losses whatsoever, whether in law or in equity and whether based on any federal law, state law, common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, that the Nu Horizons Releasing Entities ever had, now have, or ever may have, from the beginning of the world to the date of this Agreement, that relate to the claims that were or could have been asserted in the AAA Action.

(b)   Upon receipt of the Settlement Payment, each of the LLF Parties and their past and present shareholders, subsidiaries, affiliates, agents, employees, officers, attorneys, successors and assigns (the “LLF Releasing Entities”), absolutely and forever discharge and release Nu Horizons and each of its past and present shareholders, subsidiaries, affiliates, agents, employees, officers, attorneys, insurers, successors and assigns of and from any and all claims, actions, causes of action, proceedings, contracts, judgments, obligations, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, trespasses, damages, demands, agreements, promises, liabilities, controversies, costs, expenses, attorneys’ fees and losses whatsoever, whether in law or in equity and whether based on any federal law, state law, common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, that the LLF Releasing Entities ever had, now have, or ever may have, from the beginning of the world to the date of this Agreement, that relate to the claims that were or could have been asserted in the AAA Action.

(c)   Having been fully advised by their respective counsel, it is the intention of Nu Horizons and the LLF Parties that, notwithstanding the possibility that they or their counsel may discover or gain a more complete, different or contrary understanding of the facts, events or law which, if presently known or fully understood, would have affected the foregoing releases, this Agreement shall be deemed to have fully, finally and forever settled any and all claims encompassed by the releases set forth herein, without regard to the subsequent discovery or existence of different, contrary or additional facts, events or law.

3.   No Admission of Liability.  Neither the negotiation, nor the terms, conditions and other provisions nor the performance of this Agreement shall be (a) deemed or construed in any manner whatsoever to be an admission as to the merit or lack of merit of any claim or defense in the AAA Action; or (b) used by any party for any purpose other than the enforcement of the provisions hereof and/or the releases provided for herein.

4.   Confidentiality.  The parties agree that the terms of this Agreement, all matters relating to the subject matter of this Agreement, including transcripts, exhibits, and discovery materials relating to the AAA Action, shall be kept confidential and should not be disclosed to any third-party at any time except (and only to the minimum extent) as required by applicable law.  Moreover, the terms of this Agreement and all the matters relating to the subject matter of this Agreement may not be used or disclosed in any Court, arbitration, or other legal proceeding except to enforce provisions of this Agreement.

5.   Non-Disparagement.   Nu Horizons, on the one hand, and each of the LLF Parties, on the other hand, each for themselves and their respective principals, shareholders, members, parents, subsidiaries, employees, agents, predecessors, successors and assigns covenant and agree that they will not make any subjective remarks or disparaging comments about the other or the other’s past or present principals, shareholders, members, parents, subsidiaries, employees, agents, predecessors, successors and assigns.

6.   Default Remedies.  Upon a default by any party of its respective obligations under this Agreement, including but not limited to the payments identified in paragraph 1, above, any other party to this Agreement may commence an action under this Agreement seeking to enforce this Agreement.  Costs and expenses of suit including reasonable attorneys’ fees shall be payable to the prevailing party.

7.   Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to that State’s conflict of laws provisions.  Further, the parties give their consent to exclusive jurisdiction in any state or federal court in the State of New York.  This Agreement will be construed as if all parties prepared it, and no rule of construction relating to the identity of the drafting party shall apply.  The paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.  No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  All prior statements, representations, understandings and agreements between Nu Horizons and any of the LLF Parties relating to the subject matter hereof are superseded by this Agreement, which fully and completely expresses their agreement.  No party is relying on a representation of any kind that is not expressly stated in this Agreement.  This Agreement may not be modified, changed, or amended orally.  This Agreement may be executed in multiple counterparts and/or by facsimile or electronic transmission, each of which, when so executed and delivered, shall be an original but such counterparts shall together constitute one and the same instrument and agreement.

8.   All expenses related to the arbitration proceeding itself, including without limitation the amounts payable to AAA and the amounts payable for transcription of the proceedings, will be divided equally between, on one hand, Nu Horizons; and on the other hand, the LLF Parties.

IN WITNESS WHEREOF and intending to be legally bound, the parties hereto have signed and executed this Agreement.

NU HORIZONS ELECTRONICS CORPORATION By: s/ Kurt Freudenberg Date: 9-14-2010	LAZAR, LEVINE & FELIX, LLP By: s/Henry Guberman Date: 9/14/10
AMIRAM BIELORY By: s/Amiram Bielory Date: 9/14/10
MICHAEL DINKES By: s/Michael Dinkes Date: 9/14/10
NAZELEEN SATAUR By: s/Nazeleen Sataur Date: 9/14/10
PARENTEBEARD LLP By: s/ Philip Santarelli Date: September 14, 2010